Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-6284 lsharp@smith-wesson.com

Smith & Wesson® Completes Previously Announced

Acquisition of Crimson Trace Corp.

SPRINGFIELD, Mass., August 29, 2016 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leading manufacturer of firearms and a provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, today announced that it has completed the acquisition of Crimson Trace Corporation (Crimson Trace), the industry leader in laser sighting systems and tactical lighting for firearms, for $95.0 million, subject to post-closing adjustments, utilizing cash on hand. Crimson Trace will operate as Smith & Wesson’s newly established Electro-Optics Division.

The signing of the definitive purchase agreement for the acquisition was announced on July 25, 2016, and a copy of that announcement can be found at: http://ir.smith-wesson.com/phoenix.zhtml?c=90977&p=irol-newsArticle&ID=2188000.

Smith & Wesson will discuss the transaction during its fiscal first quarter earnings conference call, scheduled for September 1, 2016. Details of the conference call follow.

Conference Call and Webcast

The company will host a conference call and webcast on September 1, 2016, to discuss its first quarter fiscal 2017 financial and operational results. Speakers on the conference call will include James Debney, President and Chief Executive Officer, and Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the conference call via telephone may call directly at 844-309-6568 and reference conference code 59745084. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The company reports two segments: firearms and outdoor products. Firearms manufactures handgun and long gun products sold under the Smith & Wesson®, M&P®, and Thompson/Center Arms™ brands as well as providing forging, machining, and precision plastic injection molding services. Outdoor products provides shooting, hunting, and outdoor accessories, including reloading, gunsmithing, and gun cleaning supplies, tree saws, vault accessories, knives, laser sighting systems, and tactical lighting products. Brands in outdoor products include Smith & Wesson®, M&P®, Thompson/Center Arms™, Crimson Trace, Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, and Golden Rod® Moisture Control as well as knives and specialty tools under Schrade, Old Timer, Uncle Henry, and Imperial. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.